Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release

Pentair Reports 39% Sales Growth and a 36% Gain in EPS from Continuing Operations in 2004

Company Highlights a “Tremendous Year Distinguished by Successful Execution”

GOLDEN VALLEY, Minn. — February 2, 2005 — Pentair (NYSE: PNR) today announced its full-year 2004 results, saying they reflect a series of achievements including the strategic repositioning of the Company, sales growth of 39 percent or 14 percent on an organic basis, a 36 percent gain in 2004 earnings per share (EPS) from continuing operations over that of the previous year, and a 50 basis point increase in operating margins to 10.9 percent. Fourth quarter 2004 results were also positive with organic sales rising 10 percent over same period last year, and EPS from continuing operations of $0.33, up 38 percent over the same period last year.

“Pentair’s 2004 was a tremendous year distinguished by successful execution, not the least of which was the sale of our Tools Group and the acquisition of WICOR Industries,” said Randall J. Hogan, Pentair chairman and chief executive officer. “This strategic repositioning, coupled with double digit growth and increased margins driven by good execution of our operating initiatives, has delivered total shareholder return in excess of 90 percent in 2004. As we enter 2005, we believe we are well-positioned to continue our high level of performance with two strong and growing business platforms, the destinies of which are both firmly in our grasp.”

Pentair’s fourth quarter 2004 EPS from continuing operations of $0.33 increased 38 percent over fourth quarter 2003 EPS from continuing operations of $0.24. Pentair’s fourth quarter 2004 net sales totaled $651.5 million, up 61 percent from $404.7 million in the same period a year ago. Fourth quarter organic sales – removing the effects of acquisitions and excluding favorable foreign currency exchange – grew 10 percent. Further adjusting for the three fewer days in the fourth quarter, organic sales growth was 15 percent. Operating income from continuing operations for the fourth quarter 2004 totaled $62.0 million, 47 percent greater than the $42.2 million reported in the fourth quarter of 2003. Excluding acquisitions, operating income increased approximately eight percent in the fourth quarter. Fourth quarter 2004 free cash flow was $46.1 million, bringing the total for the year to $215.2 million.

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For the full year 2004, Pentair’s sales from continuing operations increased 39 percent to $2.278 billion from the 2003 total of $1.643 billion. Operating income increased 45 percent to $247.2 million in 2004 from $170.2 million in 2003. EPS from continuing operations of $1.35 in 2004 increased 36 percent over 2003 EPS from continuing operations of $0.99.

In the Water Group, fourth quarter 2004 sales of $469.5 million were 86 percent higher than the $252.3 million recorded in the same period last year, reflecting the impact of the WICOR acquisition and strong organic growth. Organic sales, without acquisitions and foreign exchange; and adjusted for days, increased about 11 percent, reflecting strong domestic pool sales, and growth in US, Asian, and European pump and filtration sales.

Fourth quarter 2004 operating income of $49.1 million in the Water Group reflected a 52 percent gain over the same period last year. Operating income margins in the Water Group were 10.5 percent in the fourth quarter 2004, down 230 basis points reflecting the lower initial margins of the former WICOR businesses and one-time costs related to the consolidation of pump facilities and other integration activities. Adding back these one-time costs of about $5 million, operating income margins in the fourth quarter would have been 11.5 percent.

Pentair said integration of the former WICOR water businesses advanced in the fourth quarter with nine facilities closed or consolidated to date, and another six closings or consolidations in process. Construction of a water products manufacturing facility near the campus of the existing Enclosures operation in Reynosa, Mexico, will be complete in the first quarter of 2005, with product transfers starting immediately thereafter. Product rationalization efforts are well underway, and early results include a 20 percent reduction in storage tank SKUs and a 50 percent reduction in residential filtration SKUs. Sales forces serving certain pump markets were realigned to take advantage of cross-selling opportunities. Consistent with its original plan, Pentair expects integration benefits to begin exceeding costs late in the first quarter of 2005.

Enclosures Group sales in the fourth quarter 2004 totaled $182.2 million compared to a year-earlier total of $152.5 million, a 20 percent increase. This performance was driven by the Group’s improved market position with continued success in penetrating new vertical markets, new products, and growth in core markets. Pentair noted that the fourth quarter of 2004 was the Enclosure Group’s eighth consecutive quarter of sequential sales growth.

Fourth quarter operating income in the Enclosures Group increased 48 percent from the same period last year, totaling $23.7 million in 2004 versus $16.0 million in 2003. Margins reached 13 percent, expanding by 250 basis points over the fourth quarter 2003 and by 20 basis points over the third quarter 2004, delivering the Enclosures Group’s 12th consecutive quarter of sequential margin improvement. This performance was driven by higher volume and productivity gains from lean enterprise and supply management initiatives.

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“Our efforts to achieve operating excellence have produced solid progress over the last four years and, now, we believe we have transformed Pentair to maximize our growth opportunities and deliver even higher levels of performance,” Hogan said. “As we enter 2005, the integration of the former WICOR businesses is proceeding as planned, and we are executing a robust and reliable integration process that we expect will continue to serve us well when applied to future Water and Enclosures acquisitions.

“As for 2005, we expect first quarter EPS of between $0.35 and $0.38, which is at least 25 percent higher than the same period last year,” Hogan said. “For the second quarter 2005, we anticipate EPS of $0.61 to $0.65, which is at minimum 45 percent higher than the same period in 2004. This guidance reflects the new seasonality of the transformed Pentair. In addition, we are reaffirming our previous guidance for the full-year 2005 of $1.95 to $2.10, an increase of more than 45 percent from 2004.”

In a separate news release issued today, Pentair announced it has appointed Richard J. Cathcart, formerly president and COO of Pentair’s Water Group, to vice chairman. In his new role, Cathcart will lead Pentair’s intensified growth focus with primary responsibilities for international growth and for business development. He will continue in his leadership role with Pentair Water.

A Pentair conference call scheduled for 11:00 a.m. CST today will be webcast live via http://www.pentair.com. A link to the conference call is posted on the site’s “Financial Information” page and will be archived at the same location.

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Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Year ended
In thousands, except per-share data	December 31 2004	December 31 2003	December 31 2004	December 31 2003
Net sales	$651,476	$404,677	$2,278,129	$1,642,987
Cost of goods sold	468,274	291,184	1,623,419	1,196,757

Gross profit	183,202	113,493	654,710	446,230
% of net sales	28.1%	28.0%	28.7%	27.2%

Selling, general and administrative	111,221	65,089	376,015	253,087
% of net sales	17.1%	16.1%	16.5%	15.4%

Research and development	9,932	6,227	31,453	22,932
% of net sales	1.5%	1.5%	1.4%	1.4%

Operating income	62,049	42,177	247,242	170,211
% of net sales	9.5%	10.4%	10.9%	10.4%

Net interest expense	10,892	7,824	37,210	26,395
% of net sales	1.7%	1.9%	1.6%	1.6%

Income from continuing operations before income taxes	51,157	34,353	210,032	143,816
% of net sales	7.9%	8.5%	9.2%	8.8%

Provision for income taxes	17,460	10,927	73,008	45,666
Effective tax rate	34.1%	31.8%	34.8%	31.8%

Income from continuing operations	33,697	23,426	137,024	98,150
Income from discontinued operations, net of tax	—	10,751	40,248	46,138
Loss on disposal of discontinued operations, net of tax	(6,047)	(2,936)	(6,047)	(2,936)

Net income	$27,650	$31,241	$171,225	$141,352

Earnings per common share
Basic
Continuing operations	$0.34	$0.24	$1.38	$1.00
Discontinued operations	(0.07)	0.08	0.34	0.44

Basic earnings per common share	$0.27	$0.32	$1.72	$1.44

Diluted
Continuing operations	$0.33	$0.24	$1.35	$0.99
Discontinued operations	(0.07)	0.08	0.33	0.43

Diluted earnings per common share	$0.26	$0.32	$1.68	$1.42

Weighted average common shares outstanding
Basic	100,014	97,926	99,316	97,876
Diluted	102,541	99,532	101,706	99,620

Cash dividends declared per common share	$0.110	$0.105	$0.430	$0.410

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

In thousands	December 31 2004	December 31 2003
Assets
Current assets
Cash and cash equivalents	$31,495	$47,989
Accounts and notes receivable, net	396,459	251,475
Inventories	323,676	166,862
Current assets of discontinued operations	—	313,399
Deferred tax assets	52,899	30,871
Prepaid expenses and other current assets	24,433	18,854

Total current assets	828,962	829,450

Property, plant and equipment, net	336,302	233,106

Other assets
Assets of discontinued operations	393	539,892
Goodwill	1,620,404	997,183
Intangibles, net	258,438	98,490
Other	80,213	82,556

Total other assets	1,959,448	1,718,121

Total assets	$3,124,712	$2,780,677

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$11,957	$73,631
Accounts payable	195,289	93,043
Employee compensation and benefits	104,821	61,213
Accrued product claims and warranties	42,524	24,427
Current liabilities of discontinued operations	192	155,898
Income taxes	27,395	14,912
Other current liabilities	144,664	74,327

Total current liabilities	526,842	497,451

Long-term debt	724,148	732,862
Pension and other retirement compensation	135,356	100,234
Post-retirement medical and other benefits	69,667	26,227
Deferred tax liabilities	146,698	60,636
Other noncurrent liabilities	71,154	62,208
Liabilities of discontinued operations	3,054	39,581

Total liabilities	1,676,919	1,519,199

Commitments and contingencies

Shareholders’ equity	1,447,793	1,261,478

Total liabilities and shareholders’ equity	$3,124,712	$2,780,677

Days sales in accounts receivable (13 month moving average)	52	54
Days inventory on hand (13 month moving average)	62	59
Days in accounts payable (13 month moving average)	57	54
Debt/total capital	33.7%	39.0%

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year ended
In thousands	December 31 2004	December 31 2003
Operating activities
Net income	$171,225	$141,352
Adjustments to reconcile net income to net cash provided by operating activities
Net income from discontinued operations	(40,248)	(46,138)
Loss on disposal of discontinued operations	6,047	2,936
Depreciation	47,063	40,809
Amortization	13,534	4,074
Deferred income taxes	16,736	31,319
Stock compensation	—	306
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	26,328	(5,080)
Inventories	(51,996)	13,174
Prepaid expenses and other current assets	2,176	(4,781)
Accounts payable	17,864	(12,758)
Employee compensation and benefits	4,596	4,813
Accrued product claims and warranties	2,993	(1,756)
Income taxes	6,352	5,437
Other current liabilities	9,191	(3,336)
Pension and post-retirement benefits	11,508	(2,108)
Other assets and liabilities	6,794	6,769

Net cash provided by continuing operations	250,163	175,032
Net cash provided by discontinued operations	13,928	87,907

Net cash provided by operating activities	264,091	262,939

Investing activities
Capital expenditures	(48,867)	(43,622)
Acquisitions, net of cash acquired	(869,155)	(229,094)
Divestitures	773,399	(2,400)
Equity investments	60	(5,294)
Other	—	48

Net cash used for investing activities	(144,563)	(280,362)

Financing activities
Repayment of short-term borrowings, net	(4,162)	(873)
Proceeds from long-term debt	343,316	780,857
Repayment of long-term debt	(440,518)	(709,886)
Proceeds from exercise of stock options	10,862	5,795
Repurchases of common stock	(4,200)	(1,589)
Dividends paid	(43,128)	(40,494)

Net cash provided by (used for) financing activities	(137,830)	33,810

Effect of exchange rate changes on cash	1,808	(8,046)

Change in cash and cash equivalents	(16,494)	8,341
Cash and cash equivalents, beginning of period	47,989	39,648

Cash and cash equivalents, end of period	$31,495	$47,989

Free cash flow
Net cash provided by operating activities	$264,091	$262,939
Less capital expenditures	(48,867)	(43,622)

Free cash flow	$215,224	$219,317

Pentair, Inc. and Subsidiaries

Supplemental Financial Information by Reportable Business Segment (Unaudited)

In thousands	First Qtr 2004	Second Qtr 2004	Third Qtr 2004	Fourth Qtr 2004	Year 2004
Net sales to external customers
Water	$314,002	$353,345	$426,696	$469,469	$1,563,512
Enclosures	174,803	178,103	181,100	182,189	716,195
Intersegment sales elimination	(352)	(1,015)	(29)	(182)	(1,578)

Consolidated	$488,453	$530,433	$607,767	$651,476	$2,278,129

Operating income (loss)
Water	$41,547	$59,253	$47,410	$49,100	$197,310
Enclosures	19,354	21,590	23,211	23,689	87,844
Other	(10,791)	(9,860)	(6,521)	(10,740)	(37,912)

Consolidated	$50,110	$70,983	$64,100	$62,049	$247,242

Operating income as a percent of net sales
Water	13.2%	16.8%	11.1%	10.5%	12.6%
Enclosures	11.1%	12.1%	12.8%	13.0%	12.3%
Consolidated	10.3%	13.4%	10.5%	9.5%	10.9%

In thousands	First Qtr 2003	Second Qtr 2003	Third Qtr 2003	Fourth Qtr 2003	Year 2003
Net sales to external customers
Water	$246,440	$290,692	$270,901	$252,332	$1,060,365
Enclosures	139,453	145,236	146,232	152,494	583,415
Intersegment sales elimination	(142)	(355)	(147)	(149)	(793)

Consolidated	$385,751	$435,573	$416,986	$404,677	$1,642,987

Operating income (loss)
Water	$29,504	$46,002	$36,197	$32,259	$143,962
Enclosures	9,865	11,703	13,555	15,972	51,095
Other	(7,217)	(7,015)	(4,560)	(6,054)	(24,846)

Consolidated	$32,152	$50,690	$45,192	$42,177	$170,211

Operating income as a percent of net sales
Water	12.0%	15.8%	13.4%	12.8%	13.6%
Enclosures	7.1%	8.1%	9.3%	10.5%	8.8%
Consolidated	8.3%	11.6%	10.8%	10.4%	10.4%

About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components. 2004 revenues from continuing operations were $2.28 billion, or $2.76 billion on a pro forma basis (as if Pentair’s 2004 acquisitions had been completed at the beginning of the year). Pentair has approximately 13,000 employees worldwide.

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; the ability to integrate the WICOR acquisition successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Pentair Contacts:

Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com